CONSENT OF CLIFTON GUNDERSON L.L.C.

Board of Directors
Minnesota Corn Processors and Consolidated Entities

We Consent to the use in this Quarterly Report on Form 10-Q of Minnesota Corn Processors, L.L.C. of our report dated August 9, 2000 relating to the consolidated financial statements of Minnesota Corn Processors and Consolidated Entities.

/s/Clifton Gunderson L.L.C.
Marshfield, Wisconsin

August 14, 2000